Exhibit 99.1

Global Indemnity Announces that Multiple Parties Have Expressed Preliminary Interest in Acquiring or Merging with Penn-America or Global Indemnity

Global Indemnity Announces That It Increased Its Existing Share Buy Back Authorization to $135 Million

WILMINGTON, Del.—(BUSINESS WIRE)—Global Indemnity Group, LLC (NYSE:GBLI) (“Global Indemnity” or the “Company”) announced that in recent days, multiple parties indicated preliminary interest in exploring an acquisition of or merger with Penn-America, Global Indemnity’s insurance group, or an acquisition of or merger with Global Indemnity itself. While the Company is responding to certain of these preliminary indications of interest, there is no assurance that an acceptable transaction will result from such engagement. The Company does not intend to make any further public comment regarding the process unless or until it has been completed or suspended. Attached is the “Chairman’s Letter to Shareholders” that accompanied the Company’s 2022 Annual Report, which was distributed in late April 2023.

During the pendency of the foregoing, but subject to material developments, Global Indemnity intends to continue to buy back shares pursuant to its previously announced authorization. In addition, the Company’s Board of Directors approved an increase in the existing share buyback authorization amount to $135 million. The timing and actual number of shares repurchased, if any, will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. Share repurchases under the authorization may be made through a variety of methods, which may include open market purchases, privately negotiated transactions or any other method or combination of methods. The share repurchase program, however, does not obligate Global Indemnity to acquire any amount of its common shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s Continuing Lines segments are Commercial Specialty and Reinsurance Operations. The Exited Lines segment is comprised of business which the Company has decided it will no longer write.

For more information, visit the Company’s website at www.gbli.com.

Forward-Looking Information

The forward-looking statements contained in this press release do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied or projected by, the forward-looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the Company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934.

DEAR FELLOW SHAREHOLDERS

April 28, 2023

Over the past five years, Global Indemnity’s core Commercial Specialty lines within Penn-America Group increased gross written premium by over 80% from $222 million in 2018 to $401 million in 2022 while also bettering the property & casualty insurance industry’s loss ratio by 19 percentage points (53% on average from

2018 to 2022 compared to 72% for the industry over the same period). The Company’s growth over this period was fueled by a 60% increase in premiums written by Penn-America Group’s historic agency partners, as well as by the contribution of new agency partners, which wrote $100 million in premium in 2022 alone. The capital to support the Company’s substantial growth was self-funded, including by redeploying capital that previously supported (i) two property exposed personal lines businesses spun off in 2021 and 2022 and (ii) three large international reinsurance treaties exited in the wake of Global Indemnity’s redomestication (completed in late 2020).

Also, beginning in 2021 and continuing through 2022, the Company dramatically repositioned its $1.4 billion investment portfolio to take full advantage of what the Company believed at the time would be future dramatic increases in interest rates, which did, in fact, occur. In this regard, the average years to maturity of the Company’s fixed income investment securities, which stood at 7.3 years at year-end 2020, was reduced to 2.2 years at year-end 2022.

The repositioning of the Company’s investment portfolio has already reaped great rewards. Investment Income from the Company’s fixed income portfolio increased 28% to $33.6 million in 2022, and the book yield on the Company’s fixed income portfolio increased a whopping 60% to 3.5%. Additional increases in investment income and book yield are anticipated based upon the current configuration of the Company’s investment portfolio. Further, the Company’s short-dated investment portfolio is expected to generate approximately $900 million of cashflow in 2023 and 2024 due to the higher yields and the substantially shortened maturities now embedded in the Company’s repositioned investment portfolio.

The repositioning of the investment portfolio did not come without near term cost, however. In 2022, the Company incurred $101 million of realized and unrealized portfolio losses in respect of its fixed income securities, which losses overwhelmed the Company’s robust underwriting income and resulted in the Company’s 2022 bottom line net loss of $0.85 million. However, the great news here is that all of the $101 million of realized and unrealized investment losses booked in 2022 are expected to be fully recovered in 2023 and 2024 due to the higher yields and the substantially shortened maturities now embedded in the Company’s repositioned investment portfolio.

This year will mark the twentieth anniversary of Global Indemnity’s initial public offering and my service as the Company’s Chairman. Our focus on creating long-term value for our owners has remained our singular goal. Over the past 19 years, Global Indemnity generated $631 million of operating cash flow and returned $583 million to shareholders via dividends and share buybacks, while also retiring all Company debt, growing book value by over 80%, and growing book value per share by over 200% (inclusive of dividends and adjustment for the Company’s 2009 equity offering). Global Indemnity’s growth was achieved despite the unprecedented 14 consecutive years of Federal Reserve mandated zero to negative (post inflation) interest rates on investment grade fixed income securities, which is the primary component (the lifeblood) of a property & casualty insurance company’s earnings.

On behalf of the Board, I thank you for your continued support and look forward to rewarding your faith in us in the year ahead—and for many more to come.

Very truly yours,

Saul A Fox, Chairman

Global Indemnity

Contacts

Media

Stephen W. Ries

Head of Investor Relations

(610) 668-3270

sries@gbli.com

Source: Global Indemnity Group, LLC